Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-278415 and 333-278415-01

Verizon ABS II LLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Verizon ABS II LLC has filed with the SEC for more complete information about Verizon ABS II LLC, Verizon Master Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Verizon ABS II LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

Free Writing Prospectus dated June 30, 2026

$1,200,000,000
Series 2026-2 Asset Backed Notes
Verizon Master Trust
Issuing Entity or Trust
(CIK Number: 0001844964)

Verizon ABS II LLC Depositor (CIK Number: 0001836995)	Cellco Partnership d/b/a Verizon Wireless Sponsor and Servicer (CIK Number: 0001175215)

The depositor prepared a preliminary prospectus dated June 22, 2026, an initial free writing prospectus dated June 22, 2026 (the “Initial Free Writing Prospectus”), and a final prospectus dated June 25, 2026, which collectively describe the Series 2026-2 notes (the “notes”) issued by the issuing entity.

Ratings

The Initial Free Writing Prospectus described certain minimum ratings required to be assigned to the notes by Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch” and, together with Moody’s, the “rating agencies”) as a condition to the issuance of such notes.  As of the date hereof, the actual rating required to be assigned to the Class B notes by Fitch is AAsf, and the notes will be issued on the date hereof.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, the originators, the servicer, the depositor, the parent support provider, the marketing agent, the indenture trustee, the owner trustee, the master collateral agent, the asset representations reviewer, the underwriters or any of their respective affiliates will be required to monitor any changes to the ratings of the notes.

JOINT BOOKRUNNERS

RBC Capital Markets (sole structurer)	Morgan Stanley	Santander	TD Securities

CO-MANAGERS

CIBC Capital Markets	PNC Capital Markets LLC	Scotiabank